Exhibit 3(i)

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

The undersigned subscribers, Media Services, Incorporated and Enterprise Creations, LLC, to these Articles of Incorporation are legally formed, and in active status, under the laws of the States of Washington and Utah, respectively, the President and Managing Member of each entity, respectively, are competent to contract and hereby form, on behalf of the company, a corporation for profit under the General Corporation Law of Delaware.

Article I – Name

The name of this Corporation is First State Capital Investments, Incorporated, (hereinafter “Corporation”).

Article II – Registered Office

The registered office in the State of Delaware is to be located at

InCorp Services, Inc.

One Commerce Center

1201 Orange Street, #600

Wilmington, DE 19899

The registered agent in charge thereof is InCorp Services, Inc.

Article III – Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the General Corporation Law of Delaware.

Article IV - Stock

The amount of the total stock of this corporation is authorized to issue is 150,000,000 shares, consisting of 100,000,000 shares of the par value of $0.001 per share, which shall be designated "Common Stock,” and 50,000,000 shares of the par value of $0.001 per share, which shall be designated "Preferred Stock."

4.1

Common Stock: The maximum number of common shares that the Corporation is authorized to have outstanding at any time is ONE HUNDRED MILLION (100,000,000) shares of Common Stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

4.1(a)

Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, all holders of shares of Common Stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of common on all matters on which Shareholders have the right to vote.

4.1(b)

All holders of shares of Common Stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled under this Article Four.  The holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of the Corporation available for distribution.

4.2

Preferred Stock: The maximum number of Preferred Shares that this Corporation is authorized to have outstanding at any time is FIFTY MILLION (50,000,000) shares of Preferred Stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

4.2(a)

Subject to the provisions of the By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, all holders of shares of Preferred Stock shall be identical with each other in every respect and the holders of Preferred shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of Preferred Stock on all matters on which Shareholders have the right to vote.

Certificate Of Incorporation

First State Capital Investments, Incorporated (Delaware)

4.2(b)

All holders of shares of Preferred Stock shall have preference:

4.2(b)(1) On dividends, to the extent that if the Corporation distributes dividends to shareholders the Preferred Shareholders shall be first to receive such disbursements at a minimum and maximum annual rate established from time to time by the Board of Director(s).

4.2(b)(2) In the event of dissolution, and upon the dissolution of the Corporation shall be entitled to receive the net assets of the Corporation.

4.3

No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the By-laws of the Corporation.

4.4

The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the By-laws of the Corporation.

4.5

The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or condition of the stock.

4.6

At a meeting of stockholders, following all requisite approvals under the Laws of the State of Delaware, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions: (a) to adopt a plan of sale of the Corporation, or (b) to adopt a plan of merger of the Corporation, or (c) to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation, or (d) to adopt a plan for the exchange of shares of the Corporation, and/or (e) to authorize the dissolution of the Corporation in accordance with Laws of the State of Delaware.

Article V – Incorporators

The names and mailing addresses of the incorporators of this Corporation are:

Media Services Inc.

Enterprise Creations, LLC

1514 N. 35th Street

198 East 8th Street, #298

Seattle, WA 98103

Port Angeles, WA 98362

Article VI – Shareholders’ Restrictive Agreement

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and the transferability of the shares of stock of the Corporation.  A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

Article VII – Powers of Corporation

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

Article VIII – Term of Existence

This Corporation shall have perpetual existence.

Certificate Of Incorporation

First State Capital Investments, Incorporated (Delaware)

Article IX – Director and Officer Liability

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, for monetary damages for any breach of fiduciary duty by such director as a director.  No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment

The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article X – Registered Owner(s)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

Article XI – By-laws

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-laws of the Corporation; but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the By-laws.

Article XII – Effective Date

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Delaware.

Article XIII – Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Delaware, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

IN WITNESS WHEREOF, we have hereunto set our hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Delaware, this 28th Day of January, 2012.

/s/ Sallye W. Soltner

/s/ William D. Kyle

Media Services, Incorporated, Incorporator

Enterprise Creations, LLC, Incorporator

Sallye W. Soltner, President

William D. Kyle, Managing Member